February 3, 2015

VIA EMAIL

Spindle, Inc.

8700 E. Vista Bonita Drive, Suite 260

Scottsdale, Arizona 85255

Gentlemen:

We have acted as counsel to Spindle, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on February 3, 2015 under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-1 (the “Registration Statement”) relating to the registration of 4,034,314 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), that may be offered for sale from time to time by the selling stockholders named therein (the “Selling Stockholders”) that have been issued to the Selling Stockholders (the “Shares”). This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As your counsel in connection with this opinion, we have examined such corporate records, documents, and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings proposed to be taken by the Company relating to the issuance and sale by the Company of the Shares.  We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Securities Act, and the rules and regulations of the Commission thereunder.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions, and assumptions expressed herein, we are of the opinion that the Shares are validly issued, fully paid, and non-assessable.

This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

The opinions expressed herein are limited to the general corporate laws of the State of Nevada, and Federal law of the United States of America, including the statutory provisions, and applicable provisions of the Nevada Constitution, Nevada Revised Statutes, and the reported judicial decisions interpreting those laws and to Federal law of the United States of America currently in effect.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel, and to all references made to us in the Registration Statement and in the prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.  This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

 Very truly yours,

/s/ RICHARDSON & PATEL LLP

RICHARDSON & PATEL LLP

KF/BB